Exhibit 99.1

Media Contact:	Dick Pacini The Millerschin Group Email: dpacini@millerschingroup.com Office: 248-276-1970 Cell: 248-770-6446
Sparton Corporation Announces
New Chief Financial Officer and Retirement of President
JACKSON, Mich. — March 31, 2009 — Sparton Corporation (NYSE: SPA) today announced that Greg Slome has assumed the role of chief financial officer (CFO) effective April 1, 2009. Additionally, the Company announced the retirement of Dick Langley as president effective April 1, 2009.
Slome replaces Joe Lerczak, who will remain a part of the Sparton team as a group controller. As CFO, Slome is responsible for the overall financial aspects of the Company, and will play a primary role in coordinating restructuring efforts.
“We are pleased to welcome Greg to the Sparton team,” said Cary Wood, CEO. “Through his previous roles, he brings extensive experience in corporate turnarounds, international finance and administration, operations, cash and risk management, financial reporting and bank relations. In Greg’s recent assignment as a consultant to Sparton preparing the Company’s Confidential Financing Memorandum, it became apparent that Greg’s experience and knowledge further enhances an already strengthened management team.”
Prior to his current role, Slome served as director of Treasury and International Finance for U.S. Robotics Corporation. Additionally, he was corporate controller for a publicly held manufacturing company. Previously, Slome served in the audit group at Grant Thornton LLP for more than 15 years. He holds a Bachelor of Science degree in accounting from Illinois State University and is a Certified Public Accountant.
Dick Langley announced his retirement as the Company’s president, after holding various positions at Sparton for more than 30 years. At its meeting on March 27, 2009, the Board of Directors approved the appointment of Cary Wood as president in addition to his current role as CEO of Sparton Corporation effective April 1, 2009. Langley will remain in a consultative capacity through June 30, 2010.

“The Company would like to thank Dick Langley for his many years of loyal and dedicated service to Sparton and wish him well,” added Wood.
Additionally, the Company announced that Bodman LLP has been engaged as corporate counsel. Bodman LLP is based in Detroit and is one of Michigan’s leading business law firms with more than 140 lawyers and four offices. The firm’s extensive client base includes individuals and businesses in a variety of industries, with emphasis on financial services, automotive, real estate and construction, high tech, manufacturing, health care, and other sectors.
About Sparton Corporation
Sparton Corporation (NYSE:SPA) now in its 109th year, is a broad-based provider of electronics to technology-driven companies in diverse markets. The Company provides its customers with sophisticated electronic and electromechanical products through prime contracts and through contract design and manufacturing services. Headquartered in Jackson, Mich., Sparton currently has six manufacturing locations worldwide. The Company’s Web site may be accessed at http://www.sparton.com.
Safe Harbor and Fair Disclosure Statement
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in the Company’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.
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